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EXHIBIT 2

                  [ACCEPTANCE INSURANCE COMPANIES LETTERHEAD]


                                  February 11, 2000


VIA FACSIMILE

Ms. Margaret E. Lacey
Chief Financial Officer
McCarthy & Co.
Suite 450
1125 South 103rd Street
Omaha, NE 68124

    Re:   Acceptance Insurance Companies Inc.
          Michael R. McCarthy Stock Options

Dear Ms. Lacey:

     You have asked for confirmation of the recent action of Acceptance Insurance Companies Inc. ("Company") regarding the compensation of Michael R. McCarthy for his services as Chairman of the Company Board of Directors.

     The Company Board met on January 27, 2000. During that meeting they considered a report by the Board's Compensation Committee regarding compensation for Mr. McCarthy's services as Chairman. Following discussion, the Board granted Mr. McCarthy, subject to Shareholder approval, options to purchase 200,000 shares of the Company's Common Stock.

     This action will be reflected in the Minutes of Directors' January 27, 2000 meeting which will be submitted for approval at their next regularly scheduled meeting.

     Please contact me if you require any further information concerning this matter.

                                  Very truly yours,


                                  /s/ J. MICHAEL GOTTSCHALK
                                  -----------------------------
                                  J. Michael Gottschalk
                                  General Counsel and Secretary